FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD RAISES $10.2 MILLION AND
SETTLES $43.5 MILLION IN CIVIL LEGAL CLAIMS

Firm Receives Additional Growth Capital and Adds Three Prominent Board Members

SAN FRANCISCO – August 27, 2009 – Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) today announced that it signed definitive agreements for today’s funding of $10.2 million through an oversubscribed private placement of convertible preferred stock.

The proceeds from the transaction will be used to reposition the firm for profitable growth and settle $43.5 million of previously disclosed civil legal claims that resulted from the unethical conduct of a rogue retail broker in 2008.

“The capital raise helps provide closure on a difficult period in our firm’s history,” said Jon Merriman, co-founder and chief executive officer of Merriman Curhan Ford Group, Inc. “Our team has worked extremely hard and made the tough decisions necessary to position us for this legal settlement and capital raise. We now can be       100 percent focused on driving the business and taking advantage of the still turbulent capital markets environment.”

Key investors in the transaction include officers and managing directors from the former investment bank C.E. Unterberg, Towbin and Ronald L. Chez, Inc., as well as certain insiders and complete participation by the board of directors of Merriman Curhan Ford.

The following investors will join Merriman’s new board of directors:
•	Ronald L. Chez, lead investor, is president of Ronald L. Chez, Inc. Chez will also head the board of director’s newly formed Strategic Advisory Committee;
•	Andrew Arno, chief executive officer of Unterberg Capital, LLC; and
•	Douglas G. Bergeron, a prominent Silicon Valley investor.

Peter Coleman, chief executive officer of the broker-dealer subsidiary of Merriman Curhan Ford, added: “We have emerged from this crisis a stronger, better capitalized investment bank with an expanded team of senior producers, exceptional board of directors and advisors to help us grow profitably with appropriate discipline and a solid foundation.  Our near-term mission is straight forward – rapidly accelerate top-line growth while strictly managing our cost structure.”

Merriman Curhan Ford & Co. acted as the placement agent in the transaction.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in five growth industry sectors: CleanTech, Consumer/Internet/Media, Health Care, Natural Resources and Technology.  For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties.  This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2009 and our Forms 10-Q filed on May 15 and August 11, 2009. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2009 and Forms 10-Q filed on May 15 and August 11, 2009, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on "Investor Relations."

NASDAQ Listing Rule 5635(f)
The transaction would generally require stockholder approval under NASDAQ Listing Rules.  However, the company sought and obtained approval from NASDAQ for an exception from these requirements under NASDAQ Listing Rule 5635(f) due to the fact that the delay in securing stockholder approval would seriously jeopardize the financial viability of the company.  The Audit Committee of the company expressly approved reliance on Rule 5635(f).  The Series D Preferred Stock was priced at $0.43 per share, bears a dividend of six percent per annum, and each share can be converted into one share of Merriman’s common stock at $0.43 per share. In addition, investors in the transaction will receive a warrant to purchase one share of common stock, exercisable at $0.65, for every share of convertible preferred stock purchased in the transaction. A total of approximately 23,721,000 shares of Series D Preferred Stock and approximately 23,721,000 warrants were issued. The terms of the Financing provide that in certain circumstances warrants to purchase up to an additional approximant of 25,592,000 shares of Common Stock could ultimately be issued. Such amounts are subject to increase in connection with antidilution protections contained in the Financing documents. Additional information regarding the Financing and potential issuance of additional warrants is available on the SEC’s website at www.sec.gov.

At the Company:
Matthew Ord
Vice President
Marketing Communications
(415) 262-1382
mord@mcfco.com